Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-183617 and 333-231749) of our report dated March 30, 2021, with respect to the statements of net assets available for benefits of Flotek Industries, Inc. 2012 Employee Stock Purchase Plan as of December 31, 2020 and the related statement of changes in net assets available for benefits for the year ended December 31, 2020, appearing in this Annual Report on Form 11-K of Flotek Industries, Inc. 2012 Employee Stock Purchase Plan for the year ended December 31, 2020.

/s/ Dixon Hughes Goodman, LLP

Asheville, North Carolina
March 30, 2021